EXHITIB 99.1

MAF Bancorp, Inc.

FOR IMMEDIATE RELEASE

For:                        MAF Bancorp, Inc.                                         Contacts:     Jerry A. Weberling, Chief
                               55th Street & Holmes Avenue                                               Financial Officer
                               Clarendon Hills, IL 60514                                                        (630) 887-5999

                               www.mafbancorp.com                                                         Michael J. Janssen, SVP
                                                                                                                                    (630) 986-7544

MAF BANCORP ANNOUNCES REGULATORY APPROVAL OF
EFC BANCORP, INC. MERGER

Clarendon Hills, Illinois, January 12, 2006 — MAF Bancorp, Inc. (MAFB) announced today that the Office of Thrift Supervision has approved its application to acquire EFC Bancorp, Inc. The stock and cash transaction was announced on June 30, 2005 and valued at approximately $177.5 million. As previously announced, the Company expects the transaction to close at the end of January.

At September 30, 2005, EFC had assets of $1.0 billion, deposits of $725 million and operated nine banking facilities in northwest suburban Kane and Cook counties.

MAF Bancorp is the parent company of Mid America Bank, a federally chartered stock savings bank. The Bank currently operates a network of 75 retail banking offices throughout Chicago and Milwaukee and their surrounding areas. Offices in Wisconsin operate under the name “St. Francis Bank, a division of Mid America Bank.” The Company’s common stock trades on the NASDAQ Stock Market under the symbol MAFB.